EXHIBIT 99.1

Domino’s Pizza Lowers Interest Rate on Senior Credit Facility

Drops 50 Basis Points

ANN ARBOR, Michigan, December 3, 2004: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, announced that it had completed an agreement with its senior credit facility lenders to lower interest rates on its senior credit facility from LIBOR +225 bps to LIBOR +175 bps, resulting in an annualized pre-tax savings of $2.5 million, or approximately 2 cents in earnings-per-share. The company’s senior credit facility debt at the end of the third quarter 2004 was $513 million.

The new credit facility agreement closed on November 30, 2004.

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily franchised system, Domino’s operates a network of 7,603 franchised and Company-owned stores in the United States and more than 50 countries. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of nearly $4.2 billion in 2003, comprised of $3.0 billion domestically and nearly $1.2 billion internationally. Domino’s Pizza was named “2003 Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry. In 2003, Domino’s became the “Official Pizza of NASCAR.” More information on the Company, in English and Spanish, can be found on the web at www.dominos.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relating to our anticipated profitability and operating performance reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Information about factors that could affect Domino’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Lynn Liddle, Executive Vice President of Communications and Investor Relations –

Domino’s Pizza, Inc. (734) 930 – 3008, or liddlel@dominos.com

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